Exhibit 10.6

October 3, 2018

Jonathan Olefson
[personal address]

Dear Jon,
As you know we’re on a journey to create the industry’s leading biopharmaceutical solutions organization. To that end, on behalf of the Board and all of us who’ve been engaged in the conversation, I’m delighted to offer you the position of General Counsel reporting to Alistair Macdonald, CEO.
We’re confident your contributions are going to shape the business, drive performance and actualize our vision of Shortening the Distance from Lab to Life. I know you’re going to find your Executive Team members a collaborative and committed set of peers.
We have discussed that you will be based out of our Raleigh, North Carolina location. This offer is contingent upon your execution of the Syneos Health Confidentiality Agreement and Non-Solicitation Agreement, successful completion of our background investigation to include reference checking, drug screening, and check of educational and employment credentials, and confirmation that you do not have any post-employment obligations to your former employer that prohibit you from working for Syneos Health after your employment start date.
Assuming favorable results from the above, and you accept our offer, your target start date is November 5, 2018. Your base salary will be 450,000.00 US Dollar (USD) annually, less equivalent taxes and withholding. You will be eligible to participate in the Syneos Health Management Incentive Plan (MIP). The MIP is designed to reward eligible employees an annual cash incentive, at the discretion of the Board of Directors. Your annual MIP target will be 50% of your annual base salary, pro-rated based on the time you are employed by the company and performing active services within the year, according to the plan’s provisions. The MIP is designed to reward eligible employees for achieving performance goals established annually. MIP payouts can potentially range from zero to 200% of your target, adjusted by any applicable pro-ration. A summary of the plan will be provided to you shortly after you join the company.

Summary of Employment Offer Key Terms

Compensation:
Base Salary:	$450,000
Annual Incentive Plan: 50% target	$225,500
Long Term Incentive:	$800,000
Total	$1,475,000
Hiring Grant Value*	$500,000
Sign-On Payment**	$225,000
*The Hiring Grant is comprised of 100% Restricted Stock Units which vest equally over three years in accordance with the terms set forth in the grant. The number of Restricted Stock Units and vesting dates will be dependent on the commencement date of your active employment with Syneos Health.
**Sign-on Payment payable in the pay period following March 31, 2019.
During the term of your employment by the Company, you will be eligible to participate in the Company’s Executive Severance Plan which provides severance benefits if your employment is terminated by the Company for any reason other than death, disability or Cause or you resign for Good Reason as those terms are defined by plan.
You are required to provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States.
Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.  By signing below, you represent that you have already advised the Company of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers.
We greatly look forward to having you join our Company and becoming a member of our team.  However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause.  As such, your employment with the Company is at-will and neither this letter nor any other oral or written representation may be considered a contract for any definite or specific period of time.
If you wish to accept this offer, please sign below and return the fully executed letter to us.  You should keep one copy of this letter for your own records.  Should you have any questions about starting with the Company, please do not hesitate to contact me or Catherine Baritell directly.  We are happy to assist in making your employment transition as smooth as possible.  Congratulations and welcome to Syneos Health.

Sincerely,
Lisa van Capelle
Chief Human Resource Officer
Syneos Health

Signature:

/s/ Jonathan Olefson_______________________            Date __10/5/18___

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